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                                                                   Exhibit 99(a)

Contact          Gary Brooten or George Biechler         [LOGO OF CORESTATES
                       (215) 973-3546                    APPEARS HERE]

For Release      Immediately Upon Receipt

             CoreStates Reports Continued Strong Operating Results

    Philadelphia, January 22, 1997--CoreStates Financial Corp today reported operating earnings, excluding significant and unusual items detailed in footnotes at the end of this release, of $201,595,000 or 93 cents per share for the fourth quarter and $780,789,000 or $3.57 per share for the full year 1996. The comparable 1995 numbers were $196,100,000 or 89 cents per share for the quarter and $727,028,000 or $3.28 per share for the full year.

    Net income including the significant and unusual items was $195,546,000 or 91 cents per share for the quarter and $649,144,000 or $2.97 per share for the full year 1996. The comparable numbers for 1995 were $192,145,000 or 87 cents per share and $655,176,000 or $2.95 per share, respectively. All 1995 numbers were restated for the April 9, 1996 acquisition of Meridian Bancorp.

    Based on operating earnings, CoreStates' 1996 performance ratios for the fourth quarter and full year again rank among the best for large U.S. banks. Return on average assets was 1.81% for the quarter and 1.78% for the year, while return on average equity was 21.03% for the quarter and 20.07% for the year.

    Chairman Terrence A. Larsen characterized the year's operating results as a "productive beginning for the new CoreStates," which has grown by approximately

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50% as a result of the merger.

    "During 1996 we substantially remade the company as we integrated the results of two major re-engineering programs and consolidated the largest merger in our history. While the company is different than it was a year ago, our operating returns of more than 20% on equity and approximately 1.8% on assets in both the quarter and the year reflect the same outstanding effort on the part of our 19,000 people," Larsen said. "Overall we continued the strong operating performance that CoreStates has delivered consistently during the 1990s."

    The Fourth Quarter

    Operating earnings were up year to year by 4.5% on a per share basis, driven by moderate loan growth and significant reductions in non-financial expenses.
    Average loans were up nearly $1 billion or 3.0% from a year ago, and would have been higher save for loan sales during 1996 totaling more than $1.3 billion.

    "Our loan growth has been encouraging considering the extremely competitive market for most types of commercial lending all year," Larsen said. He noted that CoreStates for credit quality reasons has continued to abstain from soliciting pre-approved credit card accounts, which had been a CoreStates strategy until late 1994, and as a result average credit card outstandings grew by only $150 million.

    Net interest income was down slightly as a result of a year-to-year decline of 4 basis points in the net interest margin for the quarter. The margin remains among the best in the industry at 5.46% for the quarter.

    Growth of 14.7% in international fees was offset by declines elsewhere, so

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that both revenues from fee-based services and total non-interest income were flat.

    Larsen said non-financial expenses on an operating basis fell 4.8% from $428.4 million to $407.7 million for the quarter, fueled by merger-related efficiencies. The expense ratio declined to 53.43% for the quarter, compared to 54.99% in 1995.

    Full Year 1996

    Operating earnings were up 8.8% per share. The primary driver of the earnings growth was a decrease of $124 million, or 7.1%, in total non-financial expenses. The decrease included all of the merger efficiencies planned for 1996, with the rest coming from completion of the re-engineering projects undertaken by both CoreStates and Meridian prior to their merger agreement. The full-year expense ratio was 53.71%, down from 57.07% for the full year 1995.

         Other components of the full-year earnings were essentially flat. Net interest income was down slightly; though average loans increased by more than $670 million and the net interest margin increased by 6 basis points to 5.53%, total average earning assets decreased by more than $1 billion. Non-interest income also was flat compared to 1995.

    Credit Quality and Capital Condition

    Indicators of credit quality continued strong. Non-performing assets at December 31 were $245 million, down from $264 million at September 30, 1996 and $268 million at December 31, 1995. The 1996 year-end non-performing assets represented 0.75% of total loans plus real estate foreclosed and 0.54% of total assets.

    The provision for loan losses was $40.0 million in the fourth quarter and

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$228.8 million for the full year 1996, compared to $38.2 million and $144.0 million respectively in 1995. Net charge-offs were $37.9 million for the fourth quarter and $188.7 million for the full year 1996, compared to $54.5 million and $154.9 million, respectively, a year earlier. The 1996 full-year figures included a $70 million provision for loan losses related to the Meridian acquisition, and a $5.8 million charge-off related to a policy change to charge off delinquent credit card loans at 150 days instead of the industry-norm 180 days.

    The reserve for possible loan losses at December 31 was $710 million, or 2.17% of total loans and 322% of non-performing loans.

    Consolidated total assets at December 31 were $45.5 billion, including consolidated net loans of $32.8 billion. Consolidated total deposits were $33.7 billion. The comparable figures for December 31, 1995 were $46.0 billion, $31.7 billion and $34.0 billion, respectively.

    Shareholders' equity at December 31 was $3.7 billion or 8.1% of total assets. The Tier 1 leverage ratio (Tier 1 or "core" capital as a percentage of quarterly average assets) was 8.46% for the fourth quarter. Tier 1 capital at December 31 was 9.45% of risk-adjusted assets and total capital was 13.23% of risk-adjusted assets, well above regulatory minimums of 4% and 8% respectively. Shareholders' equity and shares outstanding at year-end were reduced by the repurchase of shares in connection with the repurchase program authorized by the directors in October. That program authorizes repurchase of a total of 22 million shares, exclusive of purchases for compensation and benefit programs, by the end of 1997.

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                           CoreStates Financial Corp
                       (In thousands, except per share)

                                   Three Months Ended                          Twelve Months Ended
                                      December 31,                                December 31,
                               ---------------------------                ----------------------------
                                 1996             1995(a)                   1996             1995(a)
                               --------         ----------                --------          ----------
Net interest income plus
  non-interest income........  $761,465         $771,778                  $3,040,559        $3,049,147
                               ========         ========                  ==========        ==========

Net income...................  $195,546(b)      $192,145(b)                 $649,144(b)       $655,176
                               ========         ========                  ==========        ==========

Net income per share.........     $0.91(b)         $0.87(b)                    $2.97(b)          $2.95
                               ========         ========                  ==========        ==========

Average number of
  shares outstanding.........   215,866          219,915                     218,812           222,268
                               ========         ========                  ==========        ==========

(a) On April 9, 1996, CoreStates acquired Meridian Bancorp, Inc. ("Meridian") in a transaction accounted for as a pooling of interests. All prior period data presented has been restated to include Meridian.

(b) Selected financial results for the three and nine months ended December 31, 1996 and 1995, excluding the significant items listed below, were as follows:

                                    Three Months Ended                          Twelve Months Ended
                                      December 31,                                December 31,
                               ---------------------------                 ----------------------------
                                 1996             1995(a)                    1996             1995(a)
                               --------         ----------                 --------          ----------
Net income...................  $195,546         $192,145                   $649,144          $655,176

Exclude the following after
tax items:
  Restructuring and merger-
    related charges..........     6,049            4,911                    150,840            92,151

  Net investment gains.......         -             (956)                   (28,115)           (8,638)
  SAIF Fund special
    assessment...............         -                -                      8,920                 -
  EPS gain...................         -                -                          -           (11,761)
                               --------         --------                   --------          --------
Operating earnings...........  $201,595         $196,100                   $780,789          $727,028
                               ========         ========                   ========          ========
Operating earnings per share.     $0.93            $0.89                      $3.57             $3.28
Return on average total
  assets.....................      1.81%            1.74%                      1.78%             1.63%
Return on average
  shareholders' equity.......     21.03%           20.36%                     20.07%            19.43%

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